Exhibit 4.1
Execution Version
$2,500,000,000
CREDIT AGREEMENT
dated as of
February 17, 2011
among
Johnson Controls, Inc.,
as Borrower and Guarantor,
The Eligible Subsidiaries Referred to Herein,
as Borrowers,
The Lenders Parties Hereto
and
JPMorgan Chase Bank, N.A.,
as Administrative Agent

J.P. Morgan Securities LLC
and
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Joint Lead Arrangers and Joint Bookrunners
Bank of America, N.A.,
Syndication Agent
Barclays Bank PLC
Citibank, N.A.
ING Bank N.V.,
Documentation Agents

Page

Section 11.08. Governing Law; Submission to Jurisdiction	73
Section 11.09. Counterparts; Integration	73
Section 11.10. Waiver of Jury Trial	73
Section 11.11. Confidentiality	73
Section 11.12. USA Patriot Act	74
Section 11.13. Termination of Existing Agreement	74

v

COMMITMENT SCHEDULE
PRICING SCHEDULE
SCHEDULE I

EXHIBIT A -	Form of Note
EXHIBIT B -	Opinion of General Counsel of the Company
EXHIBIT C -	Opinion of Special Counsel of the Administrative Agent
EXHIBIT D -	Form of Election to Participate
EXHIBIT E -	Form of Election to Terminate
EXHIBIT F -	Opinion of Counsel of the Borrower (Borrowings by Eligible Subsidiaries)
EXHIBIT G -	Assignment and Assumption Agreement
EXHIBIT H -	Mandatory Costs Rate
EXHIBIT I -	Extension Agreement

     CREDIT AGREEMENT dated as of February 17, 2011 among JOHNSON CONTROLS, INC., the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS from time to time parties hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
     The parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Additional Lender” has the meaning set forth in Section 2.20(b).
     “Additional Letter of Credit” means a letter of credit issued hereunder by an Issuing Lender on or after the Effective Date.
     “Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as agent for the Lenders hereunder, and its successors in such capacity.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.
     “Agent” means any of the Administrative Agent, the Syndication Agent or the Documentation Agent.
     “Alternative Currency” means Euro or Sterling.
     “Alternative Currency Loan” means a Loan that is made in an Alternative Currency pursuant to the applicable Notice of Borrowing.
     “Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
     “Assignee” has the meaning set forth in Section 11.06(c).
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the sum of 1% plus the rate for deposits in Dollars with a one-month maturity appearing on the Screen at approximately 11:00 a.m., London time, on such day (or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day).
     “Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.
     “Base Rate Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

     “Borrowing” has the meaning set forth in Section 1.03.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Issuing Lender, as collateral for the applicable outstanding Letter of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lender in an amount equal to 105% of the face amount of such Letter of Credit. Each Borrower hereby grants to the Issuing Lender, for the benefit of the Issuing Lender and the Lenders, a security interest in all of its right, title and interest (if any) in such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing (to the extent available) deposit accounts at the Issuing Lender.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority in each case after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.20 and (iii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09, 2.20 or 11.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Company” means Johnson Controls, Inc., a Wisconsin corporation (“JCI”), and its successors provided that upon consummation of a Holding Company Reorganization in compliance with Section 5.09, the Holding Company shall thereafter be the Company for purposes hereof, except that any reference made to the Company as of a specific date prior to any such Holding Company Reorganization shall continue to refer to JCI.
     “Company’s 2010 Form 10-K” means the Company’s annual report on Form 10-K for 2010, as amended, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     “Conduit” means a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.
     “Conduit Designation” has the meaning set forth in Section 11.06(f).
     “Consolidated Shareholders’ Equity” means at any date the shareholders’ equity of the Company determined on a consolidated basis as of such date in accordance with GAAP; provided that, for purposes hereof, the consolidated shareholders’ equity of the Company shall be calculated without giving effect to (i) the application of Accounting Standards Codification 715-60, “Defined Benefit Plans — Other Postretirement” or (ii) the cumulative foreign currency translation adjustment.
     “Consolidated Subsidiary” shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.
     “Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate Dollar Amount of its Loans at such time plus the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.
     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade and similar payables and accrued expenses or liabilities arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP as in effect on the date of this Agreement, (v) all Debt (as defined in one of the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (v), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (vi) all Debt of others Guaranteed by such Person (each such Guarantee to constitute Debt in an amount equal to the lesser of (A) the stated maximum amount of such Guarantee, if any, or (B) the amount of such other Person’s Debt Guaranteed thereby); provided that Debt shall not include obligations in respect of letters of credit to secure the performance of bids, trade contracts (other than for Debt), operating leases (determined in accordance with GAAP as in effect on the date of this Agreement), any customary earn out or holdback in connection with an acquisition, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and letters of credit issued in connection with the Company’s self-insurance programs for workman’s compensation, product liability and general liability. For all purposes of this Agreement, the amount of Debt of the Company and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Company or any Subsidiary in respect thereof.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.
     “Documentation Agents” means Barclays Bank PLC, Citibank, N.A. and ING Bank N.V., in their capacity as Documentation Agents with the credit facility provided hereunder.

     “Dollar Amount” means, at any time:
     (i) with respect to any Dollar-Denominated Loan, the principal amount thereof then outstanding;
     (ii) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.16(a); and
     (iii) with respect to any Letter of Credit Liabilities, (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.16(b).
     “Dollar-Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.
     “Dollars” and the sign “$” mean lawful currency of the United States.
     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
     “Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.
     “Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 11.05).
     “Election to Participate” means an Election to Participate substantially in the form of Exhibit D hereto.
     “Election to Terminate” means an Election to Terminate substantially in the form of Exhibit E hereto.
     “Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary of the Company as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Administrative Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
     “ERISA Group” means the Company, any Consolidated Subsidiary and all members of a controlled group of corporations or other entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Consolidated Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Euro” means the single currency of the Participating Member States.
     “Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency Borrowing or Alternative Currency Loan, in which case such day shall only be a Euro-Currency Business Day if (i) commercial banks are open for international business (including dealings in deposits in such Alternative Currency) in London and (ii) if such Alternative Currency is Euro, the Trans-European Automated Real-time Gross settlement Express Transfer (or “TARGET”) payment system is open for the settlement of payment in Euro.
     “Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.
     “Euro-Currency Loan” means either a Euro-Dollar Loan or an Alternative Currency Loan.
     “Euro-Currency Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
     “Euro-Currency Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.
     “Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).
     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
     “Euro-Dollar Loan” means a Dollar-Denominated Loan that bears interest at a Euro-Currency Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Existing Agreement” means the $2,000,000,000 Amended and Restated Credit Agreement dated as of December 5, 2006 among the Company, the Eligible Subsidiaries referred to therein, the banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
     “Existing Letters of Credit” means the letters of credit issued by an Issuing Lender under the Existing Agreement before the Effective Date.

     “Facility Fee Rate” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
     “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any current or future regulations or official interpretations thereof; provided, FATCA shall also include any amendments to Sections 1471 through 1474 of the Internal Revenue Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Loans which are Euro-Currency Loans in the same currency to the same Borrower having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
     “Guarantee” by any Person means, without duplication, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. It is understood that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a) the amount of Debt in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Holding Company” means a corporation or other legal entity organized under the laws of a State of the United States which becomes the direct or indirect owner of equity interests of the Company and its Subsidiaries pursuant to a Holding Company Reorganization.
     “Holding Company Reorganization” means a transaction or series of transactions pursuant to which the Company becomes a direct or indirect wholly-owned subsidiary of the Holding Company.
     “Increased Commitments” has the meaning set forth in Section 2.20(a).
     “Indemnitee” has the meaning set forth in Section 11.03(b).
     “Interest Period” means, with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter (or such other period of time as may at the time be mutually agreed by the Borrower and the Lenders), as the Borrower may elect in such notice; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day; and

     (b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and
     (c) any Interest Period applicable to any Loan of any Lender which would otherwise end after the Termination Date for such Lender shall end on the Termination Date for such Lender.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Issuing Lender” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in its capacity as issuer of a Letter of Credit hereunder. Unless the contest otherwise requires, any reference herein to a “Lender” includes each Issuing Lender.
     “LC Sublimit” means (i) as to aggregate Letter of Credit Liabilities with respect to all Letters of Credit, $350,000,000 and (ii) as to aggregate Letter of Credit Liabilities with respect to the Letters of Credit issued by any individual Issuing Lender, such amount as may be agreed in writing from time to time by the Company and such Issuing Lender and notified to the Administrative Agent.
     “LC Termination Date” means, at any time, the fifth Business Day prior to the earliest Termination Date then in effect as to any Lender.
     “Lender” means each Person listed in the Commitment Schedule, each Additional Lender or Assignee which becomes a Lender pursuant to Section 2.20 or 11.06(c), and their respective successors.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor. As used in this definition, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y)

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” has a meaning correlative thereto).
     “Letter of Credit” means any Existing Letter of Credit or Additional Letter of Credit.
     “Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
     “Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (determined in accordance with GAAP as in effect on the date of this Agreement) or other title retention agreement relating to such asset (other than an operating lease (determined in accordance with GAAP as in effect on the date of this Agreement)).
     “Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
     “Loan Documents” means this Agreement, each Election to Participate and any promissory notes issued to any Lender hereunder.
     “London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).
     “London Office” means the office of the Administrative Agent identified on the signature pages hereof as its London office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under the Loan Documents or (c) the validity or enforceability of, or the rights of or remedies available to the Lenders under, the Loan Documents.
     “Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Consolidated Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $150,000,000.
     “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “New York Office” means the office of the Administrative Agent identified on the signature pages hereof as its New York office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.
     “Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
     “Notice of Borrowing” has the meaning set forth in Section 2.02.
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.15.
     “Notice of Issuance” has the meaning set forth in Section 2.19(c).
     “Outstanding Amount” means, as to any Lender at any time, the sum of (i) the aggregate Dollar Amount of Loans made by it outstanding at such time plus (ii) the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.

     “Parent” means, with respect to any Lender, any Person controlling such Lender.
     “Participant” has the meaning set forth in Section 11.06(b).
     “Participant Register” has the meaning set forth in Section 11.06(b).
     “Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.
     “Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.
     “Register” has the meaning set forth in Section 11.06(c).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Reimbursement Obligation” has the meaning set forth in Section 2.19(e).
     “Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time, in each case exclusive of Defaulting Lenders.

     “Screen” has the meaning set forth in Section 2.06.
     “Significant Subsidiary” means any Consolidated Subsidiary (which term, as used in this definition, includes such Subsidiary’s Consolidated subsidiaries) which meets any of the following conditions:
(i)	the Company’s and the other Subsidiaries’ outstanding investments in and advances to such Subsidiary exceed 10% of the Consolidated total assets of the Company, in each case as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.01(a);

(ii)	the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the Consolidated total assets of the Company as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.01(a);

(iii)	the net sales of such Subsidiary (after intercompany eliminations) exceed 10% of the Consolidated net sales of the Company for the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.01(a); or

(iv)	any Consolidated Subsidiary with or into which a Significant Subsidiary is merged or which has acquired all or substantially all the assets of a Significant Subsidiary in either case pursuant to a transaction permitted by Section 5.09; provided, however, that such Subsidiary shall cease to be a Significant Subsidiary at the time of delivery pursuant to Section 5.01(a) of financial statements covering the fiscal year in which such transaction occurred unless one of the conditions set forth in clauses (i), (ii) or (iii) above is satisfied with respect to such Subsidiary.
     “Spot Rate” means, for any Alternative Currency on any day, the average of the Administrative Agent’s spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 A.M. (London time) on such day.
     “Sterling” means the lawful currency of the United Kingdom.
     “Sterling Loan” means a Loan that is made in Sterling pursuant to the applicable Notice of Borrowing.

     “Stop Issuance Notice” has the meaning set forth in Section 2.19(i).
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or comparable ownership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof.
     “Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent in connection with the credit facility provided hereunder.
     “Termination Date” means, as to each Lender, February 17, 2015 or, in the case of any Lender, such later date to which the Commitment of such Lender shall have been extended pursuant to Section 2.01(c) (or, if any of the foregoing days is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).
     “Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.
     “Type” refers to the determination whether a loan is a Base Rate Loan or a Euro-Dollar Loan.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
     “Withholding Agent” has the meaning set forth in Section 8.04(a).
     “Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.
     Section 1.03. Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type and currency and, in the case of Euro-Currency Loans, have the same initial Interest Period. Identification of a Borrowing by Type (e.g., a “Euro-Currency Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.
ARTICLE 2
The Credits
     Section 2.01. Commitments to Lend.
     (a) Committed Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (which may be denominated in Dollars or an Alternative Currency as the Borrower elects pursuant to Section 2.02) to the Borrowers pursuant to this Section 2.01(a) from time to time prior to its Termination Date in amounts such that (i) the Outstanding Amount of such Lender shall at no time exceed the amount of such Lender’s Commitment and (ii) the Total Outstanding Amount shall at no time exceed the aggregate amount of the Commitments. Within the foregoing limits, any Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Termination Date for any Lender under this Section 2.01.

     (b) Minimum Borrowings. Each Borrowing under this Section 2.01 shall be in an aggregate Dollar Amount of not less than $10,000,000 (except that any such Borrowing may be in the aggregate Dollar Amount of the available Commitments) and shall be made from the several Lenders ratably in proportion to their respective Commitments.
     (c) Extension of Commitments. (i) Each Lender’s Commitment may be extended, if at the time no Event of Default has occurred and is continuing, in the manner set forth in this subsection (c), on a single occasion on any anniversary of the date hereof (the “Extension Date”) for a period of one year after the date on which the Commitment of such Lender would have been terminated. If the Company wishes to request an extension of each Lender’s Commitment, it shall give notice to that effect to the Administrative Agent not less than 45 days and not more than 90 days prior to the Extension Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its discretion, within 30 days of such request to the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Company’s proposal to extend its Commitment, and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Company, the Administrative Agent and all of the Lenders which have responded affirmatively. The Administrative Agent shall provide to the Company, no later than 10 days prior to the Extension Date for any such request, a list of the Lenders which have responded affirmatively. The Extension Agreement shall be executed and delivered no later than five days prior to the Extension Date, and no extension of the Commitments pursuant to this subsection (c) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having at least 51% of the aggregate amount of the Commitments.
     (ii) If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment (A) this Agreement shall terminate on the Termination Date with respect to such Lender, (B) the Borrower shall pay to such Lender on the Termination Date any amounts due and payable to such Lender on such date and (C) the Borrower may, if it so elects, designate a Person not theretofore a Lender and acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased, provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments as in effect immediately prior to the relevant request. Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to subsection (c)(i), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.
     (iii) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this subsection (c).
     Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) (1) at its New York Office not later than 10:30 A.M. (New York City time) on (y) the date of each Base Rate Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing and (2) at its New York Office and its London Office not later than 10:30 A.M. (London time) on the third Euro-Currency Business Day before each Borrowing of Alternative Currency Loans, specifying:
     (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;
     (ii) the currency and aggregate amount (in such currency) of such Borrowing;
     (iii) in the case of a Borrowing of Dollar-Denominated Loans, whether such Loans are to be Base Rate Loans or Euro-Dollar Loans; and
     (iv) in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     Section 2.03. Notice to Lenders; Funding of Loans.
     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
     (b) On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing:

     (A) if such Borrowing is to be made in Dollars, not later than 2:00 P.M. (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York Office; or
     (B) if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at its London Office.
Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied or waived in accordance with Section 11.05, the Administrative Agent will make the funds so received from the Lenders available to the Borrower on the date of each Borrowing as directed by the Borrower.
     (c) Unless the Administrative Agent shall have received at its New York Office notice from a Lender prior to the date (or in the case of a Base Rate Borrowing, prior to 2:00 P.M. (New York City time) on the date of such Borrowing) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and, if such Lender shall not have paid such amount to the Administrative Agent within two Domestic Business Days of the Administrative Agent’s demand therefor, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate (if such Borrowing is in Dollars) or the applicable London Interbank Offered Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
     (d) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of any obligation to make a Loan on such date.

     (e) Each Lender may, at its option, make any Loan available to any Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Eligible Subsidiary to repay such Loan in accordance with the terms of this Agreement.
     Section 2.04. Notes.
     (a) Each Lender may, by notice to the Company and the Agent, request (i) that its Loans to any Borrower be evidenced by a single Note of such Borrower payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans to such Borrower or (ii) that its Loans of a particular Type or currency to any Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type or currency. Each reference in this Agreement to the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.
     (b) Each Lender shall record the date, amount, Type, currency and maturity of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrowers so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.
     Section 2.05. Maturity of Loans. Each Loan of each Lender shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of such Lender.
     Section 2.06. Interest Rates.
     (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for each such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for each such day.
     (b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the applicable London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
     The “London Interbank Offered Rate” applicable to any Euro-Currency Loan for any Interest Period means the rate appearing on the Screen at approximately 11:00 A.M. (London time) on the Rate Fixing Date (as defined below) as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to such Interest Period. If no rate appears on the Screen for the necessary currency and period, then the “London Interbank Offered Rate” with respect to such Euro-Currency Loan for such Interest Period shall be the rate at which deposits in that currency for value on the first day of such Interest Period with a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 A.M. (London time) on the Rate Fixing Date.
     The “Screen” means (i) with respect to Dollar-Denominated Loans, the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates and (ii) with respect to Alternative Currency Loans, the Reuters screen selected by the Administrative Agent that displays rates for interbank deposits in the appropriate Alternative Currency or, in the case of either (i) or (ii), any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market.
     “Rate Fixing Date” means the second Euro-Currency Business Day before the first day of such Interest Period.
     (c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Currency

Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Currency Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment are offered by the principal London office of the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage.
     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     Section 2.07. Fees. (a) The Company shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee in Dollars at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures. Such facility fee shall accrue from and including the Effective Date to but excluding the date on which the Credit Exposures are reduced to zero.
     (b) The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee in Dollars accruing daily on the aggregate Dollar Amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Currency Margin or, in the case of performance standby Letters of Credit with respect to nonfinancial contractual obligations, a rate per annum equal to 66 2/3% of the Euro-Currency Margin (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Company and such Issuing Lender.
     (c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).
     Section 2.08. Optional Termination or Reduction of Commitments. The Company may, upon at least three Domestic Business Days’ notice (which notice may be conditioned upon the effectiveness of other credit facilities) to the Administrative Agent at its New York Office, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or

(ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof.
     Section 2.09. Mandatory Termination of Commitments. The Commitment of each Lender shall terminate on its Termination Date.
     Section 2.10. Optional Prepayments.
     (a) Subject in the case of Euro-Currency Loans to Section 2.12, the Borrower may upon notice to the Administrative Agent (i) at its New York Office not later than 10:30 A.M. (New York City time) on any Domestic Business Day for prepayment on that date of any Group of Base Rate Loans or the third Euro- Dollar Business Day before the date of prepayment of any Group of Euro-Dollar Loans, prepay any such Group or (ii) at its London Office not later than 11:00 A.M. (London time) on the third Euro-Currency Business Day before the date of prepayment, prepay any Group of Alternative Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but not including the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.
     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and once notice is so given to the Lenders, the Borrower’s notice of prepayment shall not thereafter be revocable by the Borrower.
     Section 2.11. General Provisions as to Payments.
     (a) The Borrowers shall make each payment of principal of, and interest on, the Dollar-Denominated Loans, of Letter of Credit Liabilities denominated in Dollars and of fees hereunder not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Administrative Agent at its New York Office. The Borrowers shall make each payment of principal of, and interest on, the Alternative Currency Loans and of Letter of Credit Liabilities denominated in an Alternative Currency in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, without set-off, counterclaim or other deduction, to the Administrative Agent at its London Office. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the respective accounts of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).
     (c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.11(b), 2.19(e) or 7.06 and has not cured the payment within two Domestic Business Days, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. Such cash collateral shall be returned to the Lender (i) if such Lender is a Defaulting Lender, once it ceases to be a Defaulting Lender or (ii) upon termination of this Agreement; provided that, in each of clause (i) and (ii), the Lender has made all payments required to be made hereunder.
     Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.10(b), or 2.15, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by an existing or prospective Participant in the related Loan) in obtaining, liquidating or employing deposits or other funds from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate specifying in reasonable detail the calculation of, and the reasons for, the amount of such loss or expense, which certificate shall be conclusive in the absence of clearly demonstrable error.
     Section 2.13. Computation of Interest and Fees. Interest on Euro-Currency Loans denominated in Sterling and interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.14. Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice, and (y) shall notify the Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.
     Section 2.15. Method of Electing Interest Rates.

     (a) The Dollar-Denominated Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of each such Group of Loans (subject to subsection 2.15(d) of this Section and the provisions of Article 8), as follows:
     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and
     (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.
     Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at its New York Office not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.
     (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies;
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.15(a) above;
     (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
     Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.
     (d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate Dollar Amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.
     (e) The initial Interest Period for each Borrowing of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent at its London Office not later than 11:00 A.M. (London time) on the third Euro-Currency Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).
     Section 2.16. Determining Dollar Amounts; Related Mandatory Prepayments.
     (a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of the first day of each Interest Period applicable thereto and, in the case of any such Interest Period of more than three months, at three-month intervals after the first day thereof, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Spot Rate (i) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Alternative Currency Loan and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.
     (b) The Administrative Agent shall determine the Dollar Amount of the Letter of Credit Liabilities related to each Letter of Credit as of the date of issuance thereof and at three-month intervals after the date of issuance thereof. Each such determination shall be based on the Spot Rate (i) on the date of the related Notice of Issuance, in the case of the initial determination in respect of any Letter of Credit and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, in the case of any subsequent determination with respect to an outstanding Letter of Credit.
     (c) Each determination of a Dollar Amount pursuant to this Section shall be conclusive in the absence of manifest error. If after giving effect to any such determination of a Dollar Amount, the Total Outstanding Amount exceeds the aggregate amount of the Commitments, the Borrowers shall within five Euro-Currency Business Days prepay outstanding Loans (as selected by the Company and notified to the Lenders through the Administrative Agent not less than three Euro-Currency Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.
     Section 2.17. Additional Reserve Costs.
     (a) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit H hereto.
     (b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in an applicable Euro-Currency Reserve Percentage or Mandatory Costs Rate) in respect of any of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
     (c) Any additional interest owed pursuant to subsection (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive in the absence of clearly demonstrable error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
     Section 2.18. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Borrower or for any other reason, any payment under or in connection with this Agreement is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
     Section 2.19. Letters of Credit. (a) On the Effective Date, without further action by any party hereto, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the Issuing Lender, a participation in each Existing Letter of Credit equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.19(b).
     (b) Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Additional Letters of Credit hereunder denominated in Dollars or in an Alternative Currency from time to time upon the request of any Borrower; provided that, immediately after each Additional Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed any applicable LC Sublimit. Upon the date of issuance by the Issuing Lender of an Additional Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Additional Letter of Credit, the terms and conditions of this Agreement shall control.
     (c) The Borrower shall give the Issuing Lender notice at least five Euro-Currency Business Days prior to the requested issuance of a Letter of Credit (or such lesser notice as may be acceptable to the Issuing Lender) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension, renewal or amendment of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Lender and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested and (ii) no Stop Issuance Notice shall be in effect. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender.
     (d) The extension, renewal or amendment to increase the amount of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a

Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the LC Termination Date unless Cash Collateralized or backed by a standby letter of credit in a manner satisfactory to the Issuing Lender.
     (e) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date. If the Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement (the “Reimbursement Obligation”) in the currency of such Letter of Credit Disbursement (i) if such Letter of Credit Disbursement shall have been denominated in Dollars, not later than 2:00 p.m., New York City time, on the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (x) the Domestic Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt or (y) the Domestic Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt and (ii) if such Letter of Credit Disbursement shall have been denominated in an Alternative Currency, not later than 12:00 noon, London time, on the Euro-Currency Business Day following the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 4:00 p.m., London time, on the date such Letter of Credit Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, London time, on (x) the Euro-Currency Business Day following the date that the Borrower receives such notice, if such notice is received prior to 4:00 p.m., London time, on the day of receipt or (y) the second Euro-Currency Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt (it being understood that, subject to the terms and conditions otherwise applicable to a Borrowing hereunder, such payment may be financed with a Borrowing hereunder). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.03 with respect to Loans made by such Lender (and Section 2.03 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any Letter of Credit Disbursement (other than the funding of a Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement.
     (f) If the Issuing Lender shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, (i) if such amount is denominated in Dollars, at the rate per annum equal to the sum of the Base Rate Margin and the Base Rate for such day, (ii) if such amount is denominated in an Alternative Currency, at the rate per annum equal to the sum of the Euro-Currency Margin plus the rate per annum at which one-day deposits in relevant currency in an amount approximately equal to such unpaid amount are offered by the principal London office of the Administrative Agent in the London interbank market for such day; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then 2% per annum shall be added to the applicable rate specified above. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.
     (g) The obligations of the Borrower and each Lender under Section 2.19(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;
     (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);
     (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (vi) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit;
     (vii) any termination of the Commitments prior to, on or after the payment date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 6 or otherwise; or
     (viii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.
     (h) The Borrower hereby indemnifies and holds harmless each Lender (including the Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Lender)), and none of the Lenders (including the Issuing Lender) nor the

Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection Section 2.19(g) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by the willful misconduct or gross negligence of the Issuing Lender. Nothing in this subsection Section 2.19(h) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.
     (i) If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Company for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.
     (j) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

     (k) Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     Section 2.20. Increased Commitments, Additional Lenders. (a) From time to time the Company may, upon at least five days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $10,000,000 (the amount of any such increase, the “Increased Commitments”).
     (b) To effect such an increase, the Company may designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent and each Issuing Lender which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $10,000,000.
     (c) Any increase in the Commitments pursuant to this Section 2.20 shall be subject to satisfaction of the following conditions:
     (i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;
     (ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and
     (iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.20 shall not exceed $500,000,000.
     (d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.20 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate legal authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) such evidence of the satisfaction of the conditions set forth in subsection (c) above as the Administrative Agent may reasonably request.
     (e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.20, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase in proportion to their respective Commitments after giving effect to such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Currency Loans then outstanding, the Borrower shall prepay or repay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion.
     Section 2.21. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);
     (b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 11.05);
     (c) if any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:
     (i) the Letter of Credit Liabilities of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Domestic Business Days following notice by the Administrative Agent either (x) procure the reduction or termination of the Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) Cash Collateralize for the benefit of the Issuing

Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.03 for so long as such Letter of Credit Liabilities are outstanding;
     (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;
     (iv) to the extent that the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.07(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
     (v) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is not reallocated, reduced, terminated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lender until and to the extent that such Letter of Credit Liabilities are reallocated, reduced, terminated and/or Cash Collateralized; and
     (d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Defaulting Lender’s then outstanding Letter of Credit Liabilities after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or Cash Collateralized in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i)(and such Defaulting Lender shall not participate therein).
     If the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Issuing Lender to defease any risk to the Issuing Lender in respect of such Lender hereunder relating to Letter of Credit Liabilities.
     In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.21(c)(iv) and (v).
ARTICLE 3
Conditions
     Section 3.01. Effectiveness. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.05):
     (a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party);
     (b) receipt by the Administrative Agent of an opinion of Jerome D. Okarma, general counsel for the Company, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;
     (c) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;
     (d) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Company, the legal authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

     (e) arrangements satisfactory to the Administrative Agent shall have been made for the payment of all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Agreement;
provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than February 28, 2011. The Administrative Agent shall promptly notify the Company, the Lenders and each other party to the Existing Credit Agreement of the Effective Date, and such notice shall be conclusive and binding. The Company and the Lenders party to the Existing Credit Agreement hereby agree that upon the Effective Date: (i) the commitments of the banks under the Existing Credit Agreement shall terminate in their entirety immediately and automatically upon the effectiveness of this Agreement, without further action by any party to the Existing Credit Agreement, (ii) all accrued facility fees under the Existing Credit Agreement shall be due and payable at such time and (iii) subject to Section 2.12 of the Existing Credit Agreement, the Borrowers may prepay any and all loans outstanding thereunder on the Effective Date.
     Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of the Issuing Lender to issue, renew, extend or increase any Letter of Credit is subject to the satisfaction of the following conditions:
     (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.19(c), as the case may be;
     (b) the fact that, immediately after such Borrowing or issuance, renewal, extension or increase of such Letter of Credit (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of all Letter of Credit Liabilities will not exceed any applicable LC Sublimit;
     (c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and
     (d) the fact that the representations and warranties of the Company and, if other than the Company, the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c) and 4.05) shall be true on and as of the date of such Borrowing or issuance, renewal, extension or increase, as applicable, except to the extent any such representation and warranty expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower (and by the Company if it is not the Borrower) on the date of such Borrowing as to the facts specified in clauses 3.02(b), 3.02(c) and 3.02(d).
     Section 3.03. First Borrowing by Each Eligible Subsidiary.
     (a) The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the receipt by the Administrative Agent of the following documents:
     (i) an opinion of counsel for such Eligible Subsidiary acceptable to the Administrative Agent, which may be in-house counsel unless the Administrative Agent otherwise reasonably determines, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and
     (ii) all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the legal authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Following the giving of any Election to Participate, if the designation of such Eligible Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer’ or other similar checks under all applicable laws and regulations.
     (c) Any extension of credit to an Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof shall not contravene any law or regulation applicable to the Lender extending such credit.

ARTICLE 4
Representations and Warranties of the Company
     The Company represents and warrants that:
     Section 4.01. Legal Existence and Power. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such power or possess such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.
     Section 4.02. Legal and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes are within the Company’s legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the organizational documents or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company, and its Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company.
     Section 4.04. Financial Information.
     (a) The consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of September 30, 2010 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company’s 2010 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
     (b) The unaudited consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of December 31, 2010 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the three months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended December 31, 2010 as filed with the

Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).
     (c) Since September 30, 2010 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.
     Section 4.05. Litigation. Except as set forth in the Company’s reports on Form 8-K, Form 10-K and Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, copies of which have been provided to the Lenders, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.
     Section 4.06. Compliance with ERISA. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     Section 4.07. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 4.08. Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.09. Full Disclosure. All information heretofore furnished in writing by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Company to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. As of the Effective Date, the Company has disclosed to the Lenders in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Agreement.
ARTICLE 5
Covenants
     The Company agrees that, so long as any Lender has any Commitment hereunder or any principal, interest or fees payable hereunder remain unpaid:
     Section 5.01. Information. The Company will deliver to each of the Lenders:
     (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Company, a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all set forth in accordance with generally accepted accounting principles and reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
     (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end audit adjustments and the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency (except as otherwise indicated therein) by the chief financial officer or the chief accounting officer of the Company;
     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements;
     (d) as soon as practicable under the circumstances, after any executive officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
     (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;
     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose any material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security to secure a material obligation, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and
     (h) from time to time such additional information regarding the financial position or business of the Company and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
     Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website on the Internet at the website address www.jci.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c).
     Section 5.02. Payment of Taxes. Each Borrower will pay and discharge, and will cause each of its Consolidated Subsidiaries to pay and discharge, at or before maturity, all income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the same may be contested in good faith by appropriate action, and will maintain, and will cause each of its Consolidated Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
     Section 5.03. Maintenance of Property; Insurance.
     (a) Each Borrower will, to the best of its ability, keep, and will cause each of its Consolidated Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Each Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain (either in the name of such Borrower or in such Consolidated Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, and with such reasonable amounts of self-insurance, and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
     Section 5.04. Conduct of Business and Maintenance of Existence. (a) Each Borrower will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect, their respective legal existence; provided that nothing in this Section 5.04(a) shall prohibit (i) any transaction expressly permitted by Section 5.09 or (ii) the termination of the legal existence of any Consolidated Subsidiary if the Company in good faith determines that such termination (x) is in the best interest of the Company and (y) is not materially disadvantageous to the Lenders.
     (b) Each Borrower will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 5.05. Compliance with Laws. Each Borrower will comply, and cause each of its Consolidated Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     Section 5.06. Inspection of Property, Books and Records. Each Borrower will keep, and will cause each of its Consolidated Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Consolidated Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in the presence of such officers, all at such reasonable times and as often as may reasonably be desired.
     Section 5.07. Minimum Consolidated Shareholders’ Equity. Consolidated Shareholders’ Equity will at no time be less than $3,500,000,000.

     Section 5.08. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (a) Liens existing on the date of this Agreement securing Debt outstanding or committed for on the date of this Agreement in an aggregate principal amount not exceeding $100,000,000;
     (b) any Lien existing on any asset of any entity at the time such entity becomes a Consolidated Subsidiary and not created in contemplation of such event;
     (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing an amount not to exceed all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
     (d) any Lien on any asset of any entity existing at the time such entity is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;
     (e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;
     (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, provided that such Debt is not increased and is not secured by any additional assets;
     (g) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $75,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
     (h) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding not to exceed on the date of incurrence thereof 10% of Consolidated Shareholders’ Equity; and
     (i) Liens on proceeds of any assets permitted to be subject to any Lien permitted by this Section 5.08.
     Section 5.09. Consolidation, Mergers and Sales of Assets. Neither the Company nor any Consolidated Subsidiary will (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Consolidated Subsidiaries, taken as a whole, to any other Person; provided that (A) the Company and any Consolidated Subsidiary may merge with another Person (other than a merger of a Consolidated Subsidiary with the Company) if the Company or such Consolidated Subsidiary is the entity surviving such merger and if, immediately after giving effect to such merger, no Default shall have occurred and be continuing, (B) the Company and any Consolidated Subsidiary may merge with each other if immediately after giving effect to such merger, no Default shall have occurred and be continuing; provided that, if the Company is not the Person surviving such merger, such Person (1) is a entity organized under the laws of any State of the United States of America and (2) shall have assumed all obligations of the Company under this Agreement and any Note pursuant to an instrument satisfactory in form and substance to the Administrative Agent, (C) any Consolidated Subsidiary may merge with or into any other Consolidated Subsidiary, so long as a Consolidated Subsidiary is the Person surviving such merger, (D) the Company may consummate a Holding Company Reorganization so long as after giving effect thereto, (w) no Default shall have occurred and be continuing, (x) the Holding Company shall have assumed, pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, the obligations of the Company under this Agreement and its Notes, (y) the Administrative Agent shall have received an opinion of counsel with respect to the Holding Company substantially to the effect of Exhibit B hereto and such other evidence of compliance herewith as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (z) the senior unsecured long-term debt ratings assigned by S&P, Moody’s and Fitch, respectively, to the Holding Company are no lower than those assigned to the Company immediately prior to the Holding Company Reorganization and (E) any Consolidated Subsidiary may sell, lease or otherwise transfer its assets to the Company or to a Consolidated Subsidiary.
     Section 5.10. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers for general business purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.
ARTICLE 6
Defaults
     Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

     (a) any principal of any Loan or any Reimbursement Obligation shall not be paid when due, or any interest, any fees or any other amount payable hereunder, shall not be paid within five days of the due date therefor;
     (b) the Company shall fail to observe or perform any covenant contained in Sections 5.07 to 5.10, inclusive;
     (c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;
     (d) the guaranty provided by the Company under Section 10.01 of this Agreement shall cease to be in full force and effect;
     (e) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
     (f) the Company or any Consolidated Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;
     (g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (any applicable grace or cure period having expired) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;
     (h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any legal action to authorize any of the foregoing;
     (i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $125,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $125,000,000;
     (k) a judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Company or any Significant Subsidiary and such judgment or order shall continue unsatisfied and unstayed for the shorter of (x) a period of 30 days and (y) the period during which a request or proceeding for stay of enforcement of such judgment or order is permitted under the rules of the relevant jurisdiction; or
     (l) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Company; or, (ii) during any period of 18 consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) shall cease to constitute at least a majority of the board of directors of the Company; provided that if a Holding Company Reorganization is consummated in compliance with Section 5.09, (x) neither the Holding Company Reorganization nor any of the transactions giving rise to the Holding Company Reorganization shall give rise to a Default pursuant to clause (i), and (y) clause (ii) shall apply as if the Company prior thereto and the Company subsequent thereto were the same Person;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(h) or 6.01(i) above with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
     Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
     Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions in Section 6.01, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders or any Issuing Lender having an outstanding Letter of Credit, Cash Collateralize all Letters of Credit outstanding at such time (or, in the case of a request by an Issuing Lender, all such Letters of Credit issued by it), provided that, upon the occurrence of any Event of Default specified in clause (h) or (i) above with respect to any Borrower, the Borrowers shall Cash Collateralize all outstanding Letters of Credit forthwith without any notice or demand or any other act by the Administrative Agent, any Issuing Lender or any Lender.
ARTICLE 7
The Administrative Agent
     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
     Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other

Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Consolidated Subsidiary or affiliate of any Borrower as if it were not the Administrative Agent.
     Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
     Section 7.04. Consultation with Experts. The Administrative Agent shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it.
     Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3 except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, the Letters of Credit or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
     Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and each Issuing Lender, their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder or thereunder.

     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
     Section 7.08. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company so long as no payment or bankruptcy Event of Default exists, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
     Section 7.09. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.
     Section 7.10. Other Agents. Nothing in the Loan Documents shall impose on any Agent other than the Administrative Agent, in its capacity as an Agent, any obligation or liability whatsoever.

ARTICLE 8
Change in Circumstances
     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Loan:
     (a) the Administrative Agent determines that adequate and fair means do not exist for determining the applicable London Interbank Offered Rate for such Interest Period, or
     (b) Lenders having more than 50% of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon, until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after becoming aware thereof), (i) the obligations of the Lenders to make Euro-Currency Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (ii) each outstanding Euro-Currency Loan in the relevant currency shall be prepaid (or, in the case of a Euro-Dollar Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.
     Section 8.02. Illegality. If a Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Currency Loans to any Borrower in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall give promptly after such circumstances cease to exist), the obligation of such Lender to make Euro-Currency Loans to such Borrower in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each affected Euro-

Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount determined on the basis of the Spot Rate on the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day.
     Section 8.03. Increased Cost and Reduced Return.
     (a) If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Currency Loans, its Note(s) or its obligation to make Euro-Currency Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender shall have determined that a Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.
     (c) If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (other than Taxes imposed on or with respect to any payment made by a Borrower hereunder or under any Notes and Domestic Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Euro-Currency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (d) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, and/or any Change in Law which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and the calculation of such amount or amounts in reasonable detail shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive in the absence of clearly demonstrable error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     (e) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, as the case may be; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 8.04. Taxes.
     (a) Any and all payments by any Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative

Agent, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on or measured by its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) taxes resulting from FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as its “Taxes”, and all such excluded taxes being hereinafter referred to as its “Domestic Taxes”). If a Borrower or the Administrative Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the applicable Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions, (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is a Borrower, such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
     (c) The Company agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid or payable by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Company shall not be obligated to indemnify any party hereunder pursuant to this Section for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. In addition, the Company agrees to indemnify the Administrative Agent and each Lender for all Domestic Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for (i) Taxes or Other Taxes imposed by any jurisdiction other than the United States or (ii) Domestic Taxes of the Administrative Agent or such Lender, as the case may be. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor.
     (d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.04(e), (f), (g) and (h) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
     (e) Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Company and the Administrative Agent with Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 8.04(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the

Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a), unless the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from a Borrower with respect to such withholding taxes pursuant to Section 8.04(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding tax while it is a party to this Agreement, United States withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 8.04(a).
     (f) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.
     (g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

     (h) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
     (i) For any period with respect to which a Lender organized under the laws of a jurisdiction outside the United States has failed to provide the Company with the appropriate form in accordance with Section 8.04(e) (unless such failure is excused by the terms of Section 8.04(e)), such Lender shall not be entitled to indemnification under Section 8.04(a) or 8.04(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (j) Each Lender shall severally indemnify the Administrative Agent for any Taxes and Domestic Taxes (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and Domestic Taxes and without limiting the obligation, if any, of the Company to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.
     (k) Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
     (l) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the

Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
     Section 8.05. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Currency Loans to any Borrower in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans in any currency and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Currency Loans in such currency to such Borrower shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Lenders. If such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.
     Section 8.06. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, or if any Lender becomes a Defaulting Lender or invokes Section 8.02, or if any Lender shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and the Issuing Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments.
ARTICLE 9
Representations and Warranties of Eligible Subsidiaries
Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:
     Section 9.01. Legal Existence and Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is and will continue to be a Wholly-Owned Consolidated Subsidiary of the Company.
     Section 9.02. Legal and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     Section 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary.
     Section 9.04. Taxes. Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.
ARTICLE 10
Guaranty
     Section 10.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.
     Section 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise (except to the extent the foregoing expressly releases the Company’s obligations under this Article 10);
     (b) any modification or amendment of or supplement to this Agreement or any Note (other than any modification, amendment or supplement of this Article 10 effected in accordance with Section 11.05);

     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;
     (d) any change in the legal existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;
     (e) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (f) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or
     (g) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder (in each case other than payment in full of the obligations guaranteed hereunder).
     Section 10.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand (except as provided in Section 10.01), protest and any notice not provided for herein, as well as, solely for purposes of Article 10, any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.
     Section 10.05. Subrogation. Upon making any payment with respect to any Eligible Subsidiary hereunder, the Company shall be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all principal and interest on the Loans to such Eligible Subsidiary and all other amounts payable by such Eligible Subsidiary under this Agreement have been paid in full in cash.
     Section 10.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
ARTICLE 11
Miscellaneous
     Section 11.01. Notices.
     (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Company at its address or facsimile number set forth below, (ii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (c) in the case of an Eligible Subsidiary, at its address or facsimile number set forth in its Election to Participate), (d) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (e) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.01 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent or an Issuing Lender under Article 2 or Article 8 shall not be effective until received.

Company’s Address:
Johnson Controls, Inc.
Attention: Treasurer
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53209
Fax: (414) 524-2443
Email: frank.a.voltolina@jci.com
Administrative Agent’s Address:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002-6925
Attention: John K. Swint
Fax: 713-750-2494
Email: john.k.swint@jpmorgan.com
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Section 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 11.03. Expenses; Indemnification.
     (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of one counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
     (b) The Company agrees to indemnify each Agent and each Lender, their respective affiliates, the respective directors, officers, agents and employees of the foregoing and their heirs, successors and assigns (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of one counsel for all Indemnitees (and, in the event of actual or potential conflict of interest, additional counsel for each Indemnitee subject to such conflict, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules) and, if necessary, of one local counsel in each relevant jurisdiction, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct, material breach in bad faith of express obligations under the Loan Documents or violation by such Indemnitee of any statute or regulation (provided that such violation was not the result of any breach of statute or regulation or of any provision of this Agreement by the Company or any of its Consolidated Subsidiaries), all as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     Section 11.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04 shall impair the right of any Lender or its affiliates to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans and Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.
     Section 11.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lender are affected thereby, by it); provided that no such amendment or waiver shall:
     (a) unless signed by each affected Lender, (i) increase or extend the Commitment of any Lender, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment, (iv) release the Company from any obligation under Article 10 or (v) modify the right of a Lender to receive a pro rata share of payments as provided herein;
     (b) unless signed by all the Lenders, change the definition of “Required Lenders” or the provisions of this Section 11.05; or
     (c) unless signed by an Eligible Subsidiary, (i) subject such Eligible Subsidiary to any additional obligation, (ii) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary, (iii) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary or (iv) change this proviso.
     It is understood that the operation of Sections 2.01(c) and 2.20 in accordance with their terms is not an amendment subject to this Section 11.05.
     Section 11.06. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.
     (b) Any Lender may at any time grant to one or more Persons (each a “Participant”) participating interests in its Commitment and/or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to any Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Issuing Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations hereunder. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision hereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (a) of Section 11.05 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.14 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection 11.06(c), 11.06(d) or 11.06(f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection 11.06(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (c) Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Administrative Agent, each Issuing Lender and, so long as no payment or bankruptcy Event of Default exists, the Company, such consents not to be unreasonably withheld or delayed; provided that (i) if an Assignee is a Lender

Affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of the Company shall be required and (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrative error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank (or other central bank). No such assignment shall release the transferor Lender from its obligations hereunder.
     (e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     (f) Notwithstanding anything to the contrary contained in this Section 11.06, but subject to the terms and conditions set forth in this subsection (f), any Lender may from time to time, elect to designate a Conduit to provide all or any part of any Loan required to be made by such Lender pursuant to this Agreement or to acquire a participation interest in any Loans extended by such Lender hereunder (a “Conduit Designation”), provided the designation of a Conduit by any Lender for purposes of this Section 11.06(f) shall be subject to the approval of the Company, which shall not be unreasonably withheld. No additional Note shall be required with regard to a Conduit Designation; provided, however, to the extent any Conduit shall advance funds under a Conduit Designation, the designating Lender shall be deemed to hold the Note in its possession as an Administrative Agent for such Conduit to the extent of the Loan funded by such Conduit. Notwithstanding any such Conduit Designation, (x) the designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement and (y) the Borrowers and the Administrative Agent may continue to deal solely and directly with the designating Lender as Administrative Agent for such designating Lender’s Conduit, in connection with all of such Conduit’s rights and obligations under this Agreement, unless and until the Company and the Administrative Agent are notified that the designating Lender has been replaced as Administrative Agent for its Conduit; any payments for the benefit of any designating Lender and its Conduit shall be paid to such designating Lender for itself as Administrative Agent for its Conduit, as applicable; provided neither the Administrative Agent nor any Borrower shall be responsible for any designating Lender’s application of any such payments. In addition, any Conduit may (i) with notice to, but without the consent of the Company and the Administrative Agent, and without paying any processing fee therefor, assign all or portions of its interest in any Loans to the Lender that designated such Conduit or to any financial institutions consented to by the Company and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Conduit to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Conduit.
     (g) Each party to this Agreement hereby agrees that, at any time a Conduit Designation is in effect, it shall not institute against, or join any other person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by such Conduit is paid. This Section 11.06(g) shall survive the termination of this Agreement.
     Section 11.07. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 11.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower and each Lender hereby submits, to the fullest extent permitted by applicable law, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower and each Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 11.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 11.10. Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 11.11. Confidentiality.
     (a) The Lenders agree not to disclose, directly or indirectly, any information obtained from or on behalf of the Company or any of its Subsidiaries or affiliates in connection with this Agreement and will keep such information confidential; provided that (i) each Lender may use, retain and disclose any such information to its affiliates, directors, officers, agents, employees, insurance brokers, counsel, public accountants, any Participants, potential Assignees and Participants and any governmental agency or instrumentality or other supervisory body requesting such disclosure, provided that any Participants or potential Assignees or Participants shall have agreed to keep such information confidential in accordance with this Section 11.11, (ii) each Lender may use, retain and disclose any such information which has been publicly disclosed (other than by such Lender or any Lender Affiliate thereof in breach of this Section 11.11), and (iii) to the extent that such Lender may have received a subpoena or other legal demand for such information, such Lender may disclose such information;

provided that such Lender shall notify the Company of such demand (to the extent permitted by law and as promptly as practicable) and shall cooperate with the Company, at the Company’s expense, to take actions necessary to obtain a protective order limiting the scope of the demand and the use and disclosure of such information.
     (b) The parties hereby agree that, from the commencement of discussions with respect to the transactions contemplated by this Agreement (the “Transactions”), each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     Section 11.12. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender, to identify each Borrower in accordance with the Act.
     Section 11.13. Termination of Existing Agreement. Lenders which are parties to the Existing Agreement (and which constitute “Required Lenders” under and as defined in the Existing Agreement) hereby waive any advance notice requirement for terminating the commitments under the Existing Agreement, and the Company and the applicable Lenders agree that the Existing Agreement and the commitments thereunder shall be terminated on the Effective Date hereof (except for any provisions thereof which by their terms survive termination thereof).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JOHNSON CONTROLS, INC.
By:	/s/ R. Bruce McDonald
	Name:	R. Bruce McDonald
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Frank A. Voltolina
	Name:	Frank A. Voltolina
	Title:	Vice President and Corporate Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender
By:	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and as Lender
By:	/s/ L. Dustin Vincent, III
	Name:	L. Dustin Vincent, III
	Title:	Managing Director

[Signature Page to Credit Agreement]

Barclays Bank PLC, as a Lender
By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender
By:	/s/ Brian Reed
	Name:	Brian Reed
	Title:	Vice President

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender
By:	/s/ Pádraig Matthews
	Name:	Pádraig Matthews
	Title:	Vice President

By:	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

[Signature Page to Credit Agreement]

Commerzbank AG, New York and Grand Cayman Branches, as a Lender
By:	/s/ Patrick Hartweger
	Name:	Patrick Hartweger
	Title:	Managing Director

By:	/s/ Peter Wesemeier
	Name:	Peter Wesemeier
	Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/ Corey Billups
	Name:	Corey Billups
	Title:	Managing Director

Second signature block, if required CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/ Blake Wright
	Name:	Blake Wright
	Title:	Managing Director

[Signature Page to Credit Agreement]

Danske Bank A/S, as a Lender
By:	/s/ Merete Ryvald-Christensen
	Name:	Merete Ryvald-Christensen
	Title:	Senior Credit Administrator

Second signature block, if required Danske Bank A/S, as a Lender
By:	/s/ Henrik Ibsen
	Name:	Henrik Ibsen
	Title:	First Vice President

[Signature Page to Credit Agreement]

INTESA SANPAOLO S.p.A.-New York Branch, as a Lender
By:	/s/ John Michalisin
	Name:	John Michalisin
	Title:	First Vice President

By:	/s/ Franco Di Mario
	Name:	Franco Di Mario
	Title:	First Vice President & Credit Manager

[Signature Page to Credit Agreement]

Standard Chartered Bank, as a Lender
By:	/s/ Richard Van de Berghe
	Name:	Richard Van de Berghe
	Title:	Director

Second signature block, if required Standard Chartered Bank, as a Lender
By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager Credit Documentation Unit, WB Legal-Americas

[Signature Page to Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

U.S. Bank National Association, as a Lender
By:	/s/ Joyce M. Kletti
	Name:	Joyce M. Kletti
	Title:	Assistant Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender
By:	/s/ Charles W. Reed
	Name:	Charles W. Reed
	Title:	Director

[Signature Page to Credit Agreement]

Banco Bilbao Vizcaya Argentaria S.A., NY Branch, as a Lender
By:	/s/ Michael D’Anna
	Name:	Michael D’Anna
	Title:	Executive Director

Banco Bilbao Vizcaya Argentaria S.A., NY Branch, as a Lender
By:	/s/ Alex Mayral
	Name:	Alex Mayral
	Title:	Vice President

[Signature Page to Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender
By:	/s/ Bin Wu
	Name:	Bin Wu
	Title:	General Manger

[Signature Page to Credit Agreement]

Toronto Dominion (Texas) LLC, as a Lender
By:	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

The Royal Bank of Scotland plc, as a Lender
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

[Signature Page to Credit Agreement]

UniCredit Bank AG, New York Branch, as a Lender
By:	/s/ Richard Cordover
	Name:	Richard Cordover
	Title:	Director

By:	/s/ Fabienne Lelievre
	Name:	Fabienne Lelievre
	Title:	Director

[Signature Page to Credit Agreement]

COMMITMENT SCHEDULE

Lender	Commitment
Total Commitments	$2,500,000,000
JPMorgan Chase Bank, N.A.	$212,500,000
Bank of America, N.A.	$212,500,000
Barclays Bank PLC	$187,500,000
Citibank, N.A.	$187,500,000
ING Bank N.V., Dublin Branch	$187,500,000
Commerzbank AG, New York and Grand Cayman Branches	$135,000,000
Credit Agricole Corporate and Investment Bank	$135,000,000
Danske Bank A/S	$135,000,000
Intesa Sanpaolo S.p.A. New York Branch	$135,000,000
Standard Chartered Bank	$135,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$135,000,000
U.S. Bank National Association	$135,000,000
Wells Fargo Bank, N.A.	$135,000,000
Banco Bilbao Vizcaya Argentaria S.A., NY Branch	$86,500,000
Industrial and Commercial Bank of China Limited, New York Branch	$86,500,000
Toronto Dominion (Texas) LLC	$86,500,000
The Royal Bank of Scotland plc	$86,500,000
UniCredit Bank AG, New York Branch	$86,500,000

PRICING SCHEDULE
          Each of “Facility Fee Rate”, “Euro-Currency Margin” and “Base Rate Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI
Facility Fee Rate	10.0	12.5	15.0	17.5	25.0	30.0
Euro-Currency Margin	77.5	87.5	110.0	120.0	137.5	170.0
Base Rate Margin	0.0	0.0	10.0	20.0	37.5	70.0
          For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:
          “Fitch” means Fitch, Inc.
          “Level I” status exists at any date if, at such date, the Credit Rating is A+ or higher by S&P or A1 or higher by Moody’s or A+ or higher by Fitch.
          “Level II” status exists at any date if, at such date, (i) Level I status does not exist and (ii) the Credit Rating is A or higher by S&P or A2 or higher by Moody’s or A or higher by Fitch.
          “Level III” status exists at any date if, at such date, (i) neither Level I status nor Level II status exists and (ii) the Credit Rating is A- or higher by S&P or A3 or higher by Moody’s or A- or higher by Fitch.
          “Level IV” status exists at any date if, at such date, (i) none of Level I status, Level II status or Level III status exists and (ii) the Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s or BBB+ or higher by Fitch.
          “Level V” status exists at any date if, at such date, (i) none of Level I status, Level II status, Level III status or Level IV status exists and (ii) the Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody’s or BBB or higher by Fitch.
          “Level VI” status exists at any date if, at such date, no other Pricing Level status exists.
          “Moody’s” means Moody’s Investors Service, Inc.

          “Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI status exists at any date.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Credit Rating” means the rating assigned to the Company’s senior unsecured long-term debt.
          The rating in effect at any date is that in effect at the close of business on such date. If the Company is split-rated and the ratings differential between the highest rating and the next highest rating is one notch, the highest of the ratings will apply. If the Company is split-rated and the ratings differential between the highest rating and the next highest rating is more than one notch, a rating that is one notch lower than the highest of the ratings shall be used. In the event that the Company does not have a Credit Rating by any two of S&P, Moody’s or Fitch, then Level VI shall apply.

EXHIBIT A
Form of Note
NOTE
New York, New York
___________ __, ____
     For value received, <NAME OF RELEVANT BORROWER>, a <RELEVANT BORROWER’S JURISDICTION OF INCORPORATION> corporation (the “Borrower”), promises to pay to the order of ______________________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made (i) if in Dollars, in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, at 270 Park Avenue, New York, New York or (ii) if in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency at the place specified for payment thereof pursuant to the Credit Agreement.
     All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     This note is one of the Notes referred to in the Credit Agreement dated as of February 17, 2011 among Johnson Controls, Inc., the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

     [The payment in full of the principal and interest on this note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by Johnson Controls, Inc.]1

<NAME OF RELEVANT BORROWER>
By:
Name:
Title:

[1]	To be deleted in case of Notes executed and delivered by the Company.

LOANS AND PAYMENTS OF PRINCIPAL

Amount of
Principal
Date	Amount of Loan	Type of Loan	Repaid	Notation	Made By

EXHIBIT B
Opinion of General
Counsel of the Company
________, 2011
To the Lenders and the Administrative Agent
     Referred to Below
c/o JPMorgan Chase Bank, N.A.,
     as Administrative Agent
270 Park Avenue
New York, New York 10017
Dear Sirs:
     I have acted as counsel for Johnson Controls, Inc. (the “Company”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of February 17, 2011 among the Company, the Eligible Subsidiaries referred to therein, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. This opinion is delivered to you pursuant to Section 3.01(b) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
     For purposes of this opinion, I or others under my supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
     In making such examination, I have assumed the genuineness of all signatures other than those of the Company, the authenticity of all documents submitted as originals and the conformity to authentic original documents of all documents submitted as certified, conformed and photostatic copies. I have assumed that the Credit Agreement constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, enforceable against such parties in accordance with its terms. As to questions of facts material to such opinions, I have, when relevant facts were not independently established by me, relied upon statements made in the documents, records and certificates referred to above.
     Upon the basis of the foregoing, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Wisconsin and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such power or possess such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.
     2. The execution, delivery and performance by the Company of the Credit Agreement and its Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (other than routine disclosure or informational filing) and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries (other than as contemplated by the Credit Agreement).
     3. The Credit Agreement has been duly executed by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and to general principles of equity. Each of the Notes dated as of the date hereof, if any, has been duly executed by the Company, and each of such Notes constitutes a valid and binding obligation of the Company, and each of such Notes is enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and to general principles of equity.
     4. Except as set forth in the Company’s reports on Form 8-K, Form 10-K and Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, there is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

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     5. Each of the Company’s corporate Significant Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except those instances where failure to hold such powers, licenses, authorizations, consents or approvals would not be expected to have a material adverse effect on the Company.
     With respect to my opinion set forth in opinion paragraph 2, I have not reviewed, and express no opinion on, (i) financial covenants or ratios or similar provisions requiring financial calculations, or any restriction or limitation expressed as an amount or percentage, or determinations to ascertain whether there is any breach of or default under any such provisions or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import. In addition, insofar as covenants in any agreement restrict the ability of the Company to incur indebtedness, any borrowing under the Credit Agreement from time to time must comply with such covenants so that a default or event of default does not result.
     I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Credit Agreement (other than the Company to the extent set forth herein) with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Company to the extent expressly set forth herein).
     I express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.
     In connection with the foregoing opinion, I wish to point out that I am a member of the Bar of the State of Wisconsin and do not hold myself out as an expert in the laws of other jurisdictions. However, I have made, or caused to be made, such investigations or such consultations with counsel as I have deemed appropriate with respect to the laws of other jurisdictions in connection with such opinion, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinion.
     This opinion may not be relied upon by any other parties without my express written consent.
Very truly yours,

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EXHIBIT C
Opinion of Special Counsel
of the Administrative Agent
________, 2011
To the Lenders and the Administrative Agent
     Referred to Below
c/o JPMorgan Chase Bank, N.A.,
     as Administrative Agent
270 Park Avenue
New York, New York 10017
Dear Sirs:
     We have participated in the preparation of the Credit Agreement (the “Credit Agreement”) dated as of February 17, 2011 among Johnson Controls, Inc., a Wisconsin corporation (the “Company”), the Eligible Subsidiaries referred to therein, the Lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons executing documents, (c) the valid existence of the Company, (d) that the Company has all necessary corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder, (e) the due authorization, execution, and delivery of the Credit Agreement, (f) the authenticity of all documents submitted to us as originals, and (g) the conformity to originals of all documents submitted to us as copies.
     Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Company and each of the Company’s Notes constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

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     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to (i) the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect and (ii) the enforceability of the provisions of Section 2.18.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.
Very truly yours,

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EXHIBIT D
Form of Election to Participate
___________, 20__
JPMORGAN CHASE BANK, N.A.
      as Administrative Agent for the
      Lenders named in the Credit
      Agreement dated as of February 17, 2011
      among Johnson Controls, Inc.,
      the Eligible Subsidiaries referred to therein, the
      Lenders party thereto and the Administrative Agent
      (the “Credit Agreement”)
Dear Sirs:
     Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
     The undersigned, <NAME OF ELIGIBLE SUBSIDIARY>, a <JURISDICTION OF INCORPORATION> corporation, hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.08 thereof, as if the undersigned were a signatory party thereto.
     [Tax disclosure pursuant to Section 9.04]
     The address to which all notices to the undersigned under the Credit Agreement should be directed is:

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     This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours, <NAME OF ELIGIBLE SUBSIDIARY>
By:
Name:
Title:

     The undersigned hereby confirms that <NAME OF ELIGIBLE SUBSIDIARY> is an Eligible Subsidiary for purposes of the Credit Agreement described above.

JOHNSON CONTROLS, INC.
By:
Name:
Title:

     Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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EXHIBIT E
Form of Election to Terminate
___________, 20__
JPMORGAN CHASE BANK, N.A.,
      as Administrative Agent for
      the Lenders named in the Credit
      Agreement dated as of February 17, 2011
      among Johnson Controls, Inc.,
      the Eligible Subsidiaries referred
      to therein, the Lenders party thereto
      and the Administrative Agent (the
      “Credit Agreement”)
Dear Sirs:
     Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
     The undersigned, <NAME OF ELIGIBLE SUBSIDIARY>, a <JURISDICTION OF INCORPORATION> corporation, hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned hereby represents and warrants that all principal and interest on all Notes of the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any Note heretofore incurred.

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     This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours, <NAME OF ELIGIBLE SUBSIDIARY>
By:
Name:
Title:

     The undersigned hereby confirms that the status of <NAME OF ELIGIBLE SUBSIDIARY> as an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

JOHNSON CONTROLS, INC.
By:
Name:
Title:

     Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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EXHIBIT F
Opinion of Counsel of the
Borrower (Borrowings by Eligible
Subsidiaries)
[Dated as provided in
Section 3.03(a) of the
Credit Agreement]
To the Lenders and the Administrative Agent
      Referred to Below
c/o JPMorgan Chase Bank, N.A.,
     as Administrative Agent
270 Park Avenue
New York, New York 10017
Dear Sirs:
     I am counsel to <NAME OF ELIGIBLE SUBSIDIARY, JURISDICTION OF INCORPORATION> (the “Borrower”) and give this opinion pursuant to Section 3.03(a) of the Credit Agreement (the “Credit Agreement”) dated as of February 17, 2011 among Johnson Controls, Inc. (the “Company”), the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
     Upon the basis of the foregoing, I am of the opinion that:
     1. The Borrower is duly organized, validly existing and in good standing under the laws of <JURISDICTION OF ORGANIZATION>, and is a Wholly-Owned Consolidated Subsidiary of the Company.
     2. The execution and delivery by the Borrower of its Election to Participate and its Notes and the performance by the Borrower of the Credit Agreement and its Notes are within the Borrower’s legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the organizational documents of the Borrower or of any agreement,

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judgment, injunction, order, decree or other instrument binding upon the Borrower or the Company or any of its Consolidated Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and its Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its own terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights and to general principles of equity.
     4. Except as disclosed in the Borrower’s Election to Participate, there is no income, stamp or other tax of <JURISDICTION OF INCORPORATION AND, IF DIFFERENT, PRINCIPAL PLACE OF BUSINESS>, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by the Borrower pursuant to the Credit Agreement or its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.
Very truly yours,

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EXHIBIT G
Assignment and Assumption Agreement
     AGREEMENT dated as of _________, 20__ between <NAME OF ASSIGNOR> (the “Assignor”) and <NAME OF ASSIGNEE> (the “Assignee”).
     WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of February 17, 2011 among Johnson Controls, Inc. (the “Company”), the Eligible Subsidiaries referred to therein, the Assignor and the other Lenders thereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as amended from time to time, the “Credit Agreement”);
     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate Dollar Amount at any time outstanding not to exceed $___,000,000;
     WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $__________ are outstanding at the date hereof;
     WHEREAS, Letters of Credit with a total Dollar Amount available for drawing thereunder of $__________ are outstanding at the date hereof; and
     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
     Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the

Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee and the Company and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor and without any representations or warranties of any kind, except that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.
     Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 It is understood that facility fees and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     Section 4. Consent of the Company. This Agreement is conditioned upon the consent of [the Company,] the Administrative Agent and each Issuing Lender pursuant to Section 11.06(c) of the Credit Agreement. The execution of this Agreement by them is evidence of this consent. Pursuant to Section 11.06(c), the Company shall execute and deliver a Note and to cause each Eligible Subsidiary to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.
     Section 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of

[1]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.
     Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>
By:
Name:
Title:

<NAME OF ASSIGNEE>
By:
Name:
Title:

JOHNSON CONTROLS, INC.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as Issuing Lender
By:
Name:
Title:

EXHIBIT H
Mandatory Costs Rate
MANDATORY COSTS RATE
1.	Definitions

In this Exhibit:

“Act” means the Bank of England Act of 1998.

The terms “Eligible Liabilities” and “Special Deposits” have the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

“Fees Regulations” means, as appropriate, either:
(a)	the Banking Supervision (Fees) Regulations 1998; or

(b)	such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to March 31, 1999.
“FSA” means the Financial Services Authority.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

2.	Calculation of the Mandatory Costs Rate

The Mandatory Costs Rate is an addition to the interest rate on each Euro-Currency Loan or any other sum on which interest is to be calculated to compensate the Lenders for the cost attributable to each Euro-Currency Loan or such sum resulting from the imposition from time to time under or pursuant to the Act and/or by the Bank of England and/or the FSA (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the relevant Euro-Currency Loan or such sum.
The “Mandatory Costs Rate” will be the rate determined by the Agent to be the rate resulting from the application of the following formula:

For Sterling:

For Euro:

where on the day of application of the formula:
X	is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which JPMorgan Chase Bank, N.A. (or its Applicable Lending Office) is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L	is the rate of interest (exclusive of Euro-Currency Margin and Mandatory Costs Rate) payable on that day on the related Euro-Currency Loan or unpaid sum pursuant to this Agreement;

F	is the rate of charge payable by JPMorgan Chase Bank, N.A. (or its Applicable Lending Office) to the FSA pursuant to the Fees Regulations and expressed in pounds per, 1 million of its Fee Base;

S	is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which JPMorgan Chase Bank, N.A. (or its Applicable Lending Office) is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D	is the percentage rate per annum payable by the Bank of England to such Reference Lender on Special Deposits.

(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

The Mandatory Costs Rate attributable to a Euro-Currency Loan or other sum for any period shall be calculated at or about 11:00 A.M. (London time) on the first day of such period for the duration of such period.

The determination of Mandatory Costs Rate by the Administrative Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3.	Change of Requirements

If there is any change in circumstance (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall (with the written consent of the Company which shall not be unreasonably withheld) be entitled to vary the same. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

EXHIBIT I — Extension Agreement
EXTENSION AGREEMENT
JPMorgan Chase Bank, N.A., as Administrative Agent
     under the Credit Agreement referred to below
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
     Effective as of [date], the undersigned hereby agrees to extend its Commitment and the Termination Date under the Credit Agreement dated as of February 17, 2011 (the “Credit Agreement”) among Johnson Controls, Inc. (the “Borrower”) and the Eligible Subsidiaries referred to therein and the Lenders thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, for ____ days to <DATE TO WHICH THE TERMINATION DATE IS TO BE EXTENDED> pursuant to Section 2.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
     This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]
By:
Name:
Title:

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Agreed and Accepted: JOHNSON CONTROLS, INC. as Borrower
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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